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NET PERCEPTIONS, INC.
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Contact:

Tom Donnelly President and Chief Financial Officer Net Perceptions, Inc. 952-842-5400 tdonnelly@netperceptions.com

Net Perceptions’ Board Rejects Obsidian’s Further Revised Exchange Offer; Urges Stockholders To Vote In Favor of Plan of Liquidation

MINNEAPOLIS, March 22, 2004 – Net Perceptions, Inc. (Nasdaq National Market: NETP) announced today that after careful consideration, including a review with independent financial and legal advisors, its board of directors has determined that Obsidian’s further revised exchange offer of 3/100 of a share of Obsidian common stock, plus $0.25, for each outstanding share of Net Perceptions common stock, is financially inadequate and not in the best interests of Net Perceptions’ stockholders. Accordingly, the Net Perceptions’ board of directors urges stockholders to reject Obsidian’s further revised offer and not tender their shares.

As reported by Obsidian Enterprises, Inc., as of the scheduled expiration date for its exchange offer of 5:00 p.m. on March 17, 2004, 1,135,149 Net Perceptions shares had been deposited with the exchange agent for the offer. This represents approximately 3.8% of the fully diluted outstanding shares of Net Perceptions common stock. Obsidian’s further revised exchange offer is conditioned on, among numerous other conditions, at least 51% of Net Perceptions’ shares on a fully diluted basis having been validly tendered and not withdrawn.

The reasons for the board’s decision to reject Obsidian’s further revised exchange offer, and a description of the financial analyses of Obsidian and its further revised offer presented to the board by the Company’s financial advisor, Candlewood Partners, LLC, are contained in an amendment to the Company’s Schedule 14D-9 which is being filed today with the SEC.

The Company said its board of directors continues to believe that implementing the plan of liquidation adopted by the board is reasonably likely to provide higher realizable value to stockholders than Obsidian’s further revised exchange offer. Accordingly, the board reiterated its recommendation that stockholders vote FOR the plan of liquidation at the special stockholders meeting which is scheduled to be reconvened tomorrow, March 23, 2004. The Company reminded stockholders that failure to vote will have the effect of a vote against the plan of liquidation, and urged stockholders, if they have not yet submitted a proxy card or provided appropriate voting instructions to allow their shares to be voted, to do so today, March 22, 2004, so that their votes can be counted at the reconvened special meeting tomorrow. The Company said that, in an effort to facilitate voting by stockholders whose shares are held in “street name” by a broker or other nominee, it had mailed to certain of such stockholders additional voting instruction cards, which include instructions as to how to vote by phone or internet. Given the shortness of time, the Company urged such stockholders to vote by telephone at 1-800-454-8683, or by internet at www.proxyvote.com.

Stockholders who have questions as to how to timely vote their shares, including by phone or internet, should immediately contact Georgeson Shareholder, toll-free, at 1-800-223-2064.